PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Alison Griffin
January 28, 2019	(804) 217-5897

DYNEX CAPITAL, INC. DECLARES FEBRUARY 2019 MONTHLY COMMON STOCK DIVIDEND
OF $0.06 PER SHARE AND PROVIDES MARKET UPDATE

GLEN ALLEN, VA.--Dynex Capital, Inc. (NYSE: DX) announced today the Company’s Board of Directors has declared a cash dividend of $0.06 per common share for February 2019. The dividend is payable on February 28, 2019 to shareholders of record on February 14, 2019.
As part of its monthly dividend announcements, the Company will periodically provide updates on market activity and financial information to enhance transparency for its shareholders, particularly when market conditions are volatile. In that regard, Byron L. Boston, President and CEO commented, "We expressed our view in the third quarter that we believed the Federal Reserve was getting closer to the end of its monetary policy tightening cycle.  We also noted that gathering macroeconomic headwinds from global debt, emerging stress in financial markets, and government policy concerns would limit how high global interest rates could go on a sustained basis. This view largely played out during the fourth quarter as interest rates declined, volatility increased, and credit spreads widened. Largely as a result of the spread widening, our book value per common share declined to $6.02 (1) at December 31, 2018 but has subsequently recovered to an estimated $6.18 (1) at January 25, 2019. In response to market conditions, as we indicated in prior quarters, we increased balance sheet leverage and deployed capital in Agency CMBS and RMBS at mid-teen leveraged returns on invested capital during the fourth quarter.”
As the Company previously announced, it is scheduled to release the fourth quarter and full year 2018 financial results and host the earnings conference call on Thursday, February 7, 2019.
Dynex Capital, Inc. is an internally managed real estate investment trust, or REIT, which invests in mortgage assets on a leveraged basis. The Company invests in Agency and non-Agency RMBS, CMBS, and CMBS IO.  Additional information about Dynex Capital, Inc. is available at www.dynexcapital.com.

(1)	The estimated book value is unaudited and has not been verified or reviewed by any third party. The Company undertakes no obligation to update or revise its estimate of book value.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the business of Dynex Capital, Inc. that are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of these risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission.

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